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                                                                    Exhibit 99.1

                                                          Contact: Cheryl Hansen
                                                    Director, Investor Relations
                                                                  (610) 645-1084
                                                       hansenc@suburbanwater.com
                                                       -------------------------

                                                                Barbara Cummings
                                                 Director, Shareholder Relations
                                                                  (610) 645-1196
                                                     cummingsb@suburbanwater.com
                                                     ---------------------------

                                                                    Donna Alston
                                                         Manager, Communications
                                                                  (610) 645-1095
                                                       alstond@suburbanwater.com
                                                       -------------------------

              PHILADELPHIA SUBURBAN CORPORATION EXPECTS TO ANNOUNCE
            SIGNIFICANTLY HIGHER EARNINGS FOR THE FIRST QUARTER 2003

BRYN MAWR, PA, April 28, 2003 - Philadelphia Suburban Corporation (NYSE: PSC), is expected to report earnings for the quarter ended March 31, 2003 on Wednesday, May 7. Due to strong revenue growth, the company expects first quarter diluted net income per share to be significantly higher than 2002 levels of $0.17 per share and also expects to meet the Thomson First Call consensus estimate.

The company's quarterly conference call with analysts will be held on May 7 at 11:00 a.m. Eastern Daylight Time. Interested parties may listen to the conference call over the Internet by logging onto www.suburbanwater.com. The call will be recorded and replayed beginning 12:00 p.m., Wednesday, May 7, 2003, and will run until 12:00 p.m., Friday, May 9, 2003. The dial-in telephone number for the audio replay is (973) 341-3080 (pin number 3883019).

PSC is the largest U.S.-based investor-owned water utility serving two million residents in Pennsylvania, Ohio, Illinois, New Jersey, Maine, and North Carolina. PSC is a publicly traded company listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol "PSC" and has been committed to the preservation and improvement of the environment throughout its history, which spans more than 100 years.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the expectation of reporting earnings on May 7, 2003 and the expected increase in net income per share. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including finalization of results for the period.

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